Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-124753), the Registration Statement on Form S-3 (No. 333-131079), the Registration Statement on Form S-8 (No. 333-115956), and the Registration Statement on Form S-8 (No. 333-128290) of ACADIA Pharmaceuticals Inc. of our report dated March 15, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Diego, California

March 15, 2006